Exhibit 8.1

September 22, 2025

Titan Pharmaceuticals Inc.

10 East 53rd Street, Suite 3001

New York, NY 10022-5064

Ladies and Gentlemen:

We have acted as United States tax counsel to Titan Pharmaceuticals Inc., a Delaware corporation (“TTNP” or “Parent”) in connection with the Merger and Contribution and Share Exchange Agreement, dated August 19, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), with Black Titan Corporation, formerly BSKE Limited, a Cayman Islands exempted company limited by shares (“PubCo”), TTNP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and TalenTec Sdn. Bhd., a Malaysia private limited company, formerly known as KE Sdn. Bhd. (“TalenTec” or “Company”). This opinion is being delivered in connection with the Registration Statement of PubCo on Form F-4 filed on June 2, 2025 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Registration Statement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, (vii) that the Business Combination (as defined in the Merger Agreement) will be consummated as contemplated by the Merger Agreement, and (viii) that the parties have no plan or intention to waive or modify, and have not waived or modified, any of the material terms or conditions in the Merger Agreement. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

September 22, 2025

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Business Combination or any of the transactions related thereto, or any inaccuracy in the facts or assumptions upon which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracies that may occur or come to our attention.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, it is our opinion that the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations of the Business Combination” insofar as such discussion purports to summarize the material U.S. federal income tax considerations of the TTNP Merger to holders of TTNP Common Stock and TTNP warrants is accurate in all material respects.

This opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Business Combination under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion is furnished to you solely in connection with the Business Combination, as described in the Merger Agreement and the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Olshan Frome Wolosky LLP